UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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ALLISON TRANSMISSION HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Allison Transmission Holdings, Inc.
One Allison Way
Indianapolis, Indiana 46222

Supplement to the Definitive Proxy Statement
Relating to the Annual Meeting of Stockholders
To be Held on Wednesday, May 7, 2025

EXPLANATORY NOTE

On March 26, 2025, Allison Transmission Holdings, Inc. (the “Company,” “we,” “us” or “our”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with our 2025 Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on Wednesday, May 7, 2025 via live webcast (the “Annual Meeting”).

This supplement to the Proxy Statement, dated April 7, 2025 (this “Supplement”), supplements and amends the Proxy Statement and is being filed solely to update the biographies of Gustave F. Perna and Krishna Shivram, members of our Board of Directors and director nominees, set forth under the heading “Proposal No. 1 – To elect nine directors” in the Proxy Statement.  The updated biographies, as set forth below, reflect that (i) General Perna was appointed to the board of directors of Almonty Industries Inc., a global producer of tungsten concentrate listed on the Toronto Stock Exchange, effective March 20, 2025, and (ii) Mr. Shivram was appointed to the board of directors of Stem, Inc., a provider of AI-enabled clean energy software and services listed on the New York Stock Exchange, effective March 17, 2025, which directorships were inadvertently omitted from their respective biographies in the Proxy Statement.

Gustave F. Perna, Director since August 2022

General, United States Army (retired) Gustave F. Perna, age 64, retired from the United States Army in July 2021 as the Chief Operating Officer of Operation Warp Speed, the Trump administration’s multi-billion-dollar coronavirus vaccine and treatment effort, a position he had held since May 2020. Prior to that, General Perna served as Commanding General of United States Army Materiel Command, which develops and delivers materiel readiness solutions for the Army’s land force capabilities, from September 2016 to May 2020 and as Deputy Chief of Staff, G-4 of the Army, with responsibility for oversight of the policies and procedures used by all Army logisticians globally, from 2014 to September 2016. During his 38 years of service in the United States Army, General Perna held many other staff and command assignments, including Commander, Joint Munitions Command and Joint Munitions and Lethality Lifecycle Management Command, Commander, Defense Supply Center Philadelphia, Commander, 64th Forward Support Battalion and Commander, 4th Sustainment Brigade. General Perna holds an Associate Degree in Business Administration from Valley Forge Military Academy and a Bachelor Degree in Business Management from the University of Maryland and was awarded a Master’s Degree in Logistics Management from the Florida Institute of Technology. General Perna also serves on the board of directors of Almonty Industries Inc.

Our Board has concluded that General Perna should serve as a director because of his valuable leadership, supply chain, logistics and international affairs experience from his nearly 40 years of service in the United States Army, including as leader of Operation Warp Speed and Commander of Army Materiel Command. In addition, General Perna brings deep knowledge of the defense industry, an important end market for Allison.

Krishna Shivram, Director since August 2022

Mr. Krishna Shivram, age 62, serves as Managing Partner in Veritec Capital Partners, a firm that invests in early to mid-stage energy technology companies, a position he has held since January 2023. Mr. Shivram served as Chief Executive Officer of Sentinel Energy Services Inc., or Sentinel, a special purpose acquisition company, a position he held from November 2017 to December 2020. Mr. Shivram also served as interim Chief Executive Officer of Weatherford International plc from November 2016 to March 2017 and Executive Vice President and Chief Financial Officer of Weatherford International plc from November 2013 until November 2016. He has over 30 years of financial and operational management experience in the energy industry and previously worked for Schlumberger Ltd. in a variety of roles across the globe, including as Vice President and Treasurer from January 2011 until November 2013. Mr. Shivram has a Bachelor of Science degree in Economics and Commerce from Sydenham College in India and is a Chartered Accountant. Mr. Shivram has served as a member of the board of directors of Ranger Energy Services, Inc., an oilfield service company, since August 2017 and as a member of the board of directors of Stem, Inc. since March 2025. He also previously served on the board of directors of Sentinel, Superior Energy Services Inc. and GulfMark Offshore Inc.

Our Board has concluded that Mr. Shivram should serve as a director because of his experience as a Chief Financial Officer and Treasurer, as well as in corporate finance and mergers and acquisitions. In addition, Mr. Shivram’s expertise in the energy market provides our Board with valuable knowledge of an industry that impacts our global Off-Highway end markets.

Except as specifically set forth above, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be read together with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement. Defined terms used but not defined in this Supplement have the meanings set forth in the Proxy Statement.

If you have already submitted your vote, you do not need to take further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement beginning on page 71 under the heading “Questions and Answers about the Annual Meeting and Voting.” We urge you to vote your shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 7, 2025.

This Supplement is being filed with the SEC and made available to our stockholders on or about April 7, 2025. This Supplement, as well as the Proxy Statement and our 2024 Annual Report to Stockholders, are available at www.proxyvote.com.